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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1*)

                          Avalon Pharmaceuticals, Inc.
                          ----------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    05346P106
                                    ---------
                                 (CUSIP Number)

                               Jonathan J. Fleming
                                222 Berkeley St.
                                Boston, MA 02116
                                 (617) 357-7474
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 10, 2009
                                -----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

-----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, See the
Notes).
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                               (Page 1 of 9 Pages)
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CUSIP NO. 05346P106                     13D                    PAGE 2 OF 9 PAGES
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ITEM 1. SECURITY AND ISSUER.

This statement relates to the common stock, $.01 par value (the "Common Stock") of Avalon Pharmaceuticals, Inc. (the "Issuer") having its principal executive office at 20358 Seneca Meadows Parkway, Germantown, Maryland, 20876.

ITEM 2. IDENTITY AND BACKGROUND.

(a) This Statement is being filed on behalf of: (i) Oxford Bioscience Partners III L.P. ("Oxford III"), a Delaware limited partnership; (ii) Oxford Bioscience Partners (Bermuda) III Limited Partnership ("Bermuda"), a Bermuda limited partnership; (iii) Oxford Bioscience Partners (Adjunct) III L.P. ("Adjunct"), a Delaware limited partnership; (iv) mRNA Fund L.P. ("mRNA Fund"), a Delaware limited partnership; (v) OBP Management III L.P. ("OBP Management"), a Delaware limited partnership, as the general partner of Oxford III and Adjunct; (vi) OBP Management (Bermuda) III Limited Partnership ("Bermuda Management"), a Bermuda limited partnership, as the general partner of Bermuda; (vii) mRNA Partners L.P. ("mRNA"), a Delaware limited partnership, as the general partner of mRNA Fund; (viii) Jeffrey T. Barnes ("Barnes"); (ix) Jonathan J. Fleming ("Fleming"); and (x) Alan G. Walton ("Walton"). The individuals and entities named in this paragraph are referred to collectively herein as the "Reporting Persons."

(b) The address for all Reporting Persons other than Walton is 222 Berkeley Street, Boston, Massachusetts, 02116. The address for Walton is 315 Post Road West, Westport, Connecticut, 06880.

(c) No changes have occurred since the Schedule 13D relating to the Reporting Persons was filed on February 14, 2006 (the "Filing").

(d) No changes with respect to the Reporting Persons have occurred since the Filing.

(e) No changes with respect to the Reporting Persons have occurred since the Filing.

(f) No changes with respect to the Reporting Persons have occurred since the Filing.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Not applicable.

ITEM 4. PURPOSE OF TRANSACTION.

Not applicable.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a) Not applicable.

(b) Not applicable.

                               (Page 2 of 9 Pages)
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CUSIP NO. 05346P106                     13D                    PAGE 3 OF 9 PAGES
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(c) Not applicable.

(d) Not applicable.

(e) All of the Reporting Persons have ceased to beneficially own more than five percent of the outstanding Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERTAKINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Not applicable.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

Exhibit 2 - Power of Attorney, dated January 3, 2006.















                               (Page 3 of 9 Pages)
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CUSIP NO. 05346P106                     13D                    PAGE 4 OF 9 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1.

Dated: February 10, 2009.

OXFORD BIOSCIENCE PARTNERS III L.P.

By:  OBP Management III L.P.
     General Partner

     By:          *
         ----------------------------
         Jonathan J. Fleming
         General Partner

OXFORD BIOSCIENCE PARTNERS
(BERMUDA) III LIMITED PARTNERSHIP

By:  OBP Management (Bermuda) III Limited Partnership
     General Partner

     By:           *
         ----------------------------
         Jonathan J. Fleming
         General Partner

OXFORD BIOSCIENCE PARTNERS
(ADJUNCT) III L.P.

By:  OBP Management III L.P.
     General Partner

     By:          *
         ----------------------------
         Jonathan J. Fleming
         General Partner

MRNA FUND L.P.

By:  mRNA Partners L.P.
     General Partner

     By:          *
         ----------------------------
         Jonathan J. Fleming
         General Partner

                               (Page 4 of 9 Pages)
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CUSIP NO. 05346P106                     13D                    PAGE 5 OF 9 PAGES
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OBP MANAGEMENT III L.P.

By:           *
     --------------------------------
     Jonathan J. Fleming
     General Partner

OBP MANAGEMENT (BERMUDA) III LIMITED
PARTNERSHIP

By:           *
     --------------------------------
     Jonathan J. Fleming
     General Partner

MRNA PARTNERS L.P.

By:           *
     --------------------------------
     Jonathan J. Fleming
     General Partner


         *
---------------------------
Jeffrey T. Barnes


         *
---------------------------
Jonathan J. Fleming


         *
---------------------------
Alan G. Walton

                                                  *By: /s/ Raymond Charest
                                                       -------------------------
                                                       Raymond Charest
                                                       As Attorney-in-Fact

This Amendment to Schedule 13D was executed by Raymond Charest pursuant to a Power of Attorney, a copy of which is attached hereto as Exhibit 2.

                               (Page 5 of 9 Pages)
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CUSIP NO. 05346P106                     13D                    PAGE 6 OF 9 PAGES
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                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Avalon Pharmaceuticals, Inc.

EXECUTED this 10th day of February, 2009.

OXFORD BIOSCIENCE PARTNERS III L.P.

By:  OBP Management III L.P.
     General Partner

     By:          *
         ----------------------------
         Jonathan J. Fleming
         General Partner

OXFORD BIOSCIENCE PARTNERS
(BERMUDA) III LIMITED PARTNERSHIP

By:  OBP Management (Bermuda) III Limited Partnership
     General Partner

     By:          *
         ----------------------------
         Jonathan J. Fleming
         General Partner

OXFORD BIOSCIENCE PARTNERS
(ADJUNCT) III L.P.

By:  OBP Management III L.P.
     General Partner

     By:          *
         ----------------------------
         Jonathan J. Fleming
         General Partner

MRNA FUND L.P.

By:  mRNA Partners L.P.
     General Partner

     By:          *
         ----------------------------
         Jonathan J. Fleming
         General Partner

                               (Page 6 of 9 Pages)
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CUSIP NO. 05346P106                     13D                    PAGE 7 OF 9 PAGES
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OBP MANAGEMENT III L.P.

By:           *
     --------------------------------
     Jonathan J. Fleming
     General Partner

OBP MANAGEMENT (BERMUDA) III LIMITED
PARTNERSHIP

By:           *
     --------------------------------
     Jonathan J. Fleming
     General Partner

MRNA PARTNERS L.P.

By:           *
     --------------------------------
     Jonathan J. Fleming
     General Partner


        *
---------------------------
Jeffrey T. Barnes


        *
---------------------------
Jonathan J. Fleming


        *
---------------------------
Alan G. Walton

                                                 *By: /s/ Raymond Charest
                                                      -------------------------
                                                      Raymond Charest
                                                      As Attorney-in-Fact

This Agreement was executed by Raymond Charest pursuant to a Power of Attorney, a copy of which is attached hereto as Exhibit 2.

                               (Page 7 of 9 Pages)
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CUSIP NO. 05346P106                     13D                    PAGE 8 OF 9 PAGES
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                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymond Charest, Alexia Pearsall and Jonathan J. Fleming and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Oxford Bioscience Partners III L.P., Oxford Bioscience Partners (Bermuda) III Limited Partnership, Oxford Bioscience Partners (Adjunct) III L.P., mRNA Fund L.P., OBP Management III L.P., OBP Management (Bermuda) Limited Partnership and mRNA Partners L.P., pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of January, 2006.


                   OXFORD BIOSCIENCE PARTNERS III L.P.
                   By its General Partner, OBP Management III L.P.

                   By: /s/ Jonathan J. Fleming
                       -----------------------
                   Name:   Jonathan J. Fleming
                   Title:    General Partner

                   OXFORD BIOSCIENCE PARTNERS (BERMUDA) III LIMITED PARTNERSHIP By its General Partner, OBP Management (Bermuda) III Limited Partnership

                   By: /s/ Jonathan J. Fleming
                       -----------------------
                   Name:   Jonathan J. Fleming
                   Title:    General Partner

                               (Page 8 of 9 Pages)
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CUSIP NO. 05346P106                     13D                    PAGE 9 OF 9 PAGES
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                   OBP MANAGEMENT (BERMUDA) III LIMITED PARTNERSHIP

                   By: /s/ Jonathan J. Fleming
                       -----------------------
                   Name:   Jonathan J. Fleming
                   Title:    General Partner


                   OXFORD BIOSCIENCE PARTNERS (ADJUNCT) III L.P.
                   By its General Partner, OBP Management III L.P.

                   By: /s/ Jonathan J. Fleming
                       -----------------------
                   Name:   Jonathan J. Fleming
                   Title:    General Partner

                   OBP MANAGEMENT III L.P.

                   By: /s/ Jonathan J. Fleming
                       -----------------------
                   Name:   Jonathan J. Fleming
                   Title:    General Partner

                   MRNA FUND L.P.
                   By its General Partner, mRNA Partners L.P.

                   By: /s/ Jonathan J. Fleming
                       -----------------------
                   Name:   Jonathan J. Fleming
                   Title:    General Partner

                   MRNA PARTNERS L.P.

                   By: /s/ Jonathan J. Fleming
                       -----------------------
                   Name:   Jonathan J. Fleming
                   Title:    General Partner


                   /s/ Jeffrey T. Barnes
                   ------------------------
                   Jeffrey T. Barnes


                   /s/ Jonathan J. Fleming
                   ------------------------
                   Jonathan J. Fleming


                   /s/ Alan G. Walton
                   ------------------------
                   Alan G. Walton

                               (Page 9 of 9 Pages)